Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CEO Approval___
For Further Information Contact:
          Stuart Uselton
          Vice President, Treasurer
          704-940-7832
THE CATO CORPORATION ANNOUNCES RESIGNATION OF
CHIEF FINANCIAL OFFICER

Charlotte, NC (November 29, 2005) — The Cato Corporation (NYSE: CTR) announced today that Michael Moore has resigned as Executive Vice President, Chief Financial Officer and as a Director of the Company, effective December 14. Prior to assuming a position with another company, Mr. Moore will assist in the transition of his duties. The Company has initiated a search for his replacement.
In the interim, Robert Sandler, Senior Vice President and Controller will serve in the role of Principal Financial Officer. Mr. Sandler will report directly to John Cato, Chairman, President and Chief Executive Officer.
John Cato commented “Mike has played an important role with us for over seven years and has made valuable contributions to the Company’s success. We wish him well in his new position.”
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of November 26, 2005, the Company operated 1,232 stores in 31 states. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected future financial results, are considered “forward-looking” within the meaning of The Private
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510 4

Exhibit 99.1
Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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